                                 SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the Registrant  /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14a-12

                      GREAT LAKES CHEMICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]         Great Lakes Chemical Corporation

                                   NOTICE OF

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT
     ----------------------------------------------------------------------

                             Thursday, May 4, 2000
                         Parkwood IV Conference Center
                              500 East 96th Street
                             Indianapolis, Indiana
                               Meeting 11:00 a.m.

                                   IMPORTANT
 YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO INDICATE YOUR VOTE ON THE ENCLOSED PROXY, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

[LOGO]         Great Lakes Chemical Corporation

                             INDIANAPOLIS, INDIANA
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 2000

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at Parkwood IV Conference Center, 500 East 96(th) Street, Indianapolis, Indiana, on Thursday, May 4, 2000, at 11:00 a.m. (Eastern Standard Time) for the following purposes:

    1.  To elect two directors to serve until the 2003 Annual Meeting;

    2. To consider and act upon a shareholder proposal to request the Board of Directors to redeem the Corporation's shareholder rights plan unless the plan receives shareholder approval;

    3. To consider and act upon a shareholder proposal to request the Board of Directors to eliminate the classification of the Board of Directors and to require that all Directors stand for election annually; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed March 6, 2000, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

    A proxy statement, form of proxy and a copy of the annual report of the Corporation for 1999 are enclosed.

                                          By Order of the Board of Directors,
                                          JEFFREY M. LIPSHAW
                                          Secretary

March 27, 2000

                                   IMPORTANT

          PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR PROXY CARD
                           IN THE ENCLOSED ENVELOPE.

                        GREAT LAKES CHEMICAL CORPORATION
              500 EAST 96(TH) STREET, INDIANAPOLIS, INDIANA 46240

                            ------------------------

                                PROXY STATEMENT
                                 MARCH 27, 2000
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 2000

                            ------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Corporation"). It is for use only at the Annual Meeting of the Shareholders to be held on May 4, 2000, and at any adjournment thereof.

    As of March 6, 2000, the record date of the meeting, 54,404,652 shares of Common Stock of the Corporation were outstanding, and each share is entitled to one vote. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting.

    Any shareholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the corporate secretary, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

    The election of directors requires a plurality of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. A withheld vote will have no effect on the outcome of the election. If no voting instruction is given, the accompanying proxy will be voted FOR such election. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE DIRECTORS.

    Approval of a shareholder proposal requires a majority of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. Because Proposals 2 and 3 request that the Board take steps to implement the proposals, approval of Proposals 2 and 3 may not result in the requested actions being taken, nor is the Board required to initiate steps to take such actions. If no voting instructions are given, the accompanying proxy will be voted AGAINST Proposals 2 and 3. Under the New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on Proposals 2 and 3. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSALS 2 AND 3.

    A quorum will exist if the shares present (including broker nonvotes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of nine members, divided into three classes of three directors. Director Richard H. Leet, whose term expires at the Annual Meeting in 2000, will not stand for re-election under the Directors Mandatory Retirement Policy. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees, Martin M. Hale and Jay D. Proops, for three-year terms to expire at the Annual Meeting in 2003 and until their successors are duly elected and qualified. Nominees Hale and

Proops are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or be unable to serve as directors, in each such event, the persons named in the enclosed proxy will vote for another candidate nominated by the Board, and discretionary authority to do so is included in the proxy.

    Information in the biographies that follow is current as of March 1, 2000. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals are employed or associated, is a parent, subsidiary or affiliate of the Corporation.

NOMINEES TO SERVE UNTIL THE 2003 ANNUAL MEETING

    MARTIN M. HALE  Director since 1978. (1), (4), (5), (6)

    Mr. Hale, 59, currently serves as nonexecutive chairman of the Board, but will step down from this position on May 4, 2000. Mr. Hale was, until December 31, 1999, executive vice president and director of Hellman Jordan Management Co. Inc., a registered investment advisor specializing in asset management, and a wholly owned subsidiary of United Asset Management Corporation. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Corporation. He also serves as a director of Octel Corp. and the Student Conservation Association, as chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston, and as a trustee of The Museum of Fine Arts.

    JAY D. PROOPS  Director since 1996. (1), (4), (5), (6)

    Mr. Proops, 58, is the retired co-founder and former vice chairman of The Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, he served as its president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark Inc. He currently serves as a member of the Board of Trustees of The Allendale Association, as a director of The Lincoln Park Zoological Society and AMCOL International, and as a trustee of Daniel Webster College.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

DIRECTORS SERVING UNTIL THE 2002 ANNUAL MEETING

    MARK P. BULRISS  Director since 1998. (3), (4), (5), (6)

    Mr. Bulriss, 48, was named president and chief executive officer of the Corporation on April 1, 1998. He will become chairman on May 4, 2000. Prior to joining the Corporation, Mr. Bulriss served as president of AlliedSignal Polymers, a $2.1 billion business unit of AlliedSignal Inc. that manufactures polymers and markets nylon, technical fibers, plastics, films and chemical intermediates. Before being named president of its polymers unit, Mr. Bulriss served as president of AlliedSignal Inc.'s electronic materials business. His 24-year career in chemicals and plastics also includes 16 years with G. E. Plastics, a division of the General Electric Corporation. Mr. Bulriss currently serves as a director of the Chemical Manufacturers Association.

    THOMAS M. FULTON  Director since 1995. (2), (3), (4)

    Mr. Fulton, 66, retired in 1998 as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals Inc. Mr. Fulton serves on the boards of Octel Corp., The Advocate South Suburban Hospital and the Bethel Community Facility and serves as chairman of the board of the Chicago Theological Seminary.

    JOHN C. LECHLEITER  Director since November 1999.

    Mr. Lechleiter, 46, is senior vice president, Pharmaceutical Products at Eli Lilly and Company. During his career with Eli Lilly, he has held various positions of increasing responsibility that include: director, pharmaceutical product development in England; executive director, pharmaceutical product development for Lilly Research Laboratories; and vice president, development and regulatory affairs. A member of the American Chemical Society, Mr. Lechleiter also serves on the International Policy Board of the Centre for Medicines Research and as a director of the Indiana Business Modernization and Technology Board. In addition, he serves on the Resource Development Committee of United Way of America and as a trustee of the Children's Museum of Indianapolis and the Brebeuf Jesuit Preparatory School.

DIRECTORS SERVING UNTIL THE 2001 ANNUAL MEETING

    JAMES W. CROWNOVER  Director since January 2000.

    Mr. Crownover, 56, is the nonexecutive chairman and a director of Xpedior, Inc., an e-business professional services start-up firm. In 1998, he retired as a director of the global management-consulting firm of McKinsey & Company and as head of its North American Energy Practice. During his 30 year career with McKinsey, he served as managing director and head of Southwest Practice and of the Houston office. Mr. Crownover currently serves as a director of Altra Energy Technologies and Unocal Corp. He serves as a member of the advisory council of the Stanford Graduate School of Business and as a director of the Rice Graduate School of Management.

    LOUIS E. LATAIF  Director since 1995. (1), (2)

    Mr. Lataif, 61, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, president of Ford of Europe and corporate vice president of Worldwide Quality and Marketing.
Mr. Lataif also serves on the boards of Bank Audi (USA), Unitrode Corporation and the Iacocca Foundation.

    MACK G. NICHOLS  Director since 1998. (1), (2), (3)

    Mr. Nichols, 61, retired in 1998 as president, chief operating officer and director of Mallinckrodt Inc., a diversified chemical and healthcare company. He has served as a director of A. P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association.
Mr. Nichols has also served as Chairman of the Metropolitan St. Louis YMCA, as a trustee for the St. Louis Art Museum and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

------------------------

(1) Audit Committee

(2) Compensation and Incentive Committee

(3) Environmental, Safety and Health Committee

(4) Executive Committee

(5) Finance Committee

(6) Succession Planning Committee

                            DIRECTORS' COMPENSATION

RETAINER, COMMITTEE AND MEETING FEES

    Nonemployee directors receive compensation for their services in the form of an annual retainer and committee chair and meeting fees. The Corporation's employees are not paid any fees or compensation for serving on the Board or on any Board committee.

    All nonemployee directors receive an annual retainer of $26,000. In order to better align the directors' interests with those of the Corporation's shareholders, the director retainer was frozen for three years beginning in 1998. In lieu of increases in the annual retainer in 1998 and 1999, each director was granted 300 shares of restricted stock of the Corporation in each of the above years, effective at the beginning of each year. The shares vest over three years with 100 shares vesting on the first, second and third anniversaries of the grant date, respectively. A director's unvested shares will vest upon such director's retirement from the Board at or after age 70, or when he or she is no longer able to serve on the Board because of disability. Unvested shares will be forfeited if a director (a) chooses to leave the Board prior to age 70, (b) is not elected to serve a subsequent term (prior to age
70) or (c) dies. A director will be entitled to vote and to receive dividends with respect to such restricted stock. Awards to new directors will be prorated on a quarterly basis.

    An additional $2,000 is paid annually to directors chairing one or more committees. The annual retainer of $120,000 paid to the nonexecutive chairman of the Board will be discontinued effective May 4, 2000, when Mr. Bulriss assumes the position of executive chairman. All directors receive $1,000 per day for attendance at Board or committee meetings and, with the exception of the chairman, for special assignments. The fees paid to directors are reviewed by the Board each year and are based on industry surveys of fees paid to directors in similarly sized industrial companies.

DEFERRED AND LONG-TERM COMPENSATION

    In January 1997, the Board voted to replace its then existing cash Directors' Retirement Plan for directors with a Non-Employee Directors' Deferred and Long-Term Compensation Plan ("Deferred and Long-Term Compensation Plan"). The Board made this decision to align director compensation more closely with shareholder interests. Each nonemployee director received a one-time grant of phantom stock units based on the actuarially calculated present value of his retirement rights under the old plan. Cash dividends, stock dividends, stock splits and similar distributions apply to the phantom stock units and are credited to a director's account. All phantom stock units become fully vested after five years of service. Upon a change in control of the Corporation, the value of each director's phantom stock account will be distributed in cash. Upon retirement or resignation, each director can elect to receive vested benefits either as a single lump-sum payment, or in annual installments over 10 years. The value of each phantom stock unit will be determined on the relevant date by the fair market value of the Corporation's Common Stock.

    Under the Deferred and Long-Term Compensation Plan, each nonemployee director may elect, at the time he joins the Board or prior to the commencement of each subsequent calendar year, to have all or some of his cash compensation credited to a deferred compensation account. Amounts credited to this account will accrue interest equal to 90 percent of the prime interest rate of The Chase Manhattan Bank, or at such other rate as may be adopted from time to time by the Compensation and Incentive Committee of the Board. Such deferrals will be distributed to the director at the time he retires or resigns from the Board.

OTHER PROGRAMS

    The Corporation provides each nonemployee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

STOCK OPTION GRANTS

    Each nonemployee director received a single 2,000 share stock option grant in 1999 pursuant to the 1998 Stock Compensation Plan. Each option has a term of 10 years and is exercisable in cumulative 33 percent installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of an employee over 62 years of age under certain circumstances. For additional information regarding options, see "Change-in-Control and Severance Agreements." The exercise price may be paid by remitting cash or already owned shares of the Corporation's Common Stock, or by a combination thereof. The related tax withholding obligations may be paid by remitting cash, already owned shares of the Corporation's Common Stock, or by having the Corporation withhold a portion of the shares deliverable upon exercise, or by a combination thereof.

STOCK OWNERSHIP GUIDELINES

    Stock Ownership Guidelines adopted by the Board in 1997 recommend that each nonemployee director own 1,500 shares of Common Stock, or a number of shares having a value equal to three times the annual retainer received as a director of the Corporation, whichever is greater. It is expected that this level of ownership be achieved by 2002 for those directors serving at the time the guidelines were adopted, and within five years following election for any new director elected to the Board since 1997.

                       DIRECTORS' MEETINGS AND COMMITTEES

    The Corporation has Audit; Compensation and Incentive; Environmental, Safety and Health; Executive; Finance; and Succession Planning Committees, the members of which are as shown above. During 1999 the Board met four times. Each of the directors attended 100 percent of the aggregate of the total number of Board and committee meetings he was required to attend.

    The Audit Committee composed of four independent directors and chaired by Mr. Lataif, met three times during 1999. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the accounting and reporting practices of the Corporation, the quality and integrity of the Corporation's financial reports, and its internal control and compliance programs. This committee also reviews the work of both independent and internal auditors, and ensures that there is open communication between the auditors and the management of the Corporation. The Audit Committee makes recommendations to the Board concerning the selection of the Corporation's independent accountants.

    The Compensation and Incentive Committee, chaired by Mr. Fulton, met four times during 1999. This committee makes recommendations to the Board with respect to compensation for the Corporation's executives and establishes eligibility and award levels under the Corporation's stock award program.

    The Environmental, Safety and Health Committee, which is currently chaired by Dr. Leet and met once during 1999, reports to the Board on environmental, safety and health matters; reviews all environmental and safety audits; assesses environmental, safety and health policies and performance; and monitors significant environmental, safety and health issues.

    The Executive Committee, which met once during 1999, is empowered to act for the Board, with certain restrictions, on behalf of the Corporation. Mr. Hale chairs the Executive Committee.

    The Finance Committee, which is chaired by Mr. Proops and includes the chief financial officer in addition to Board members, met four times during 1999 to review the financial affairs of the Corporation and present recommendations for action to the Board.

    The Succession Planning Committee monitors and evaluates the Corporation's management resources, structure, succession planning, executive development and selection processes. This Committee did not meet during 1999. The Committee also recommends board membership criteria to the Board and identifies candidates for election as directors. It also considers candidates recommended by shareholders for election as directors. Any such recommendation should be sent to the secretary of the Corporation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the Corporation's Common Stock beneficially owned by holders of more than 5 percent of its Common Stock, the directors of the Corporation, the executive officers of the Corporation listed in the Summary Compensation Table (the "Named Executives") and currently employed by the Corporation, and all directors and executive officers of the Corporation as a group.

----------------------------------------------------------------------------------------------------
                                                                AMOUNT AND NATURE        PERCENT OF
                     NAME AND ADDRESS                             OF BENEFICIAL         COMMON STOCK
                   OF BENEFICIAL OWNER                      OWNERSHIP (1)(2)(3)(4)(5)   OUTSTANDING
----------------------------------------------------------  -------------------------   ------------
----------------------------------------------------------------------------------------------------
T. Rowe Price Associates Inc..............................          7,602,511              13.97%
Investment Advisor (6)
  100 E. Pratt Street
  Baltimore, Maryland 21202
Berkshire Hathaway Inc., et al (7)........................          6,403,000              11.77%
  1440 Kiewit Plaza
  Omaha, Nebraska 68131
State Farm Mutual Automobile Insurance Company                      4,992,468               9.18%
  and Related Entities (8)................................
  One State Farm Plaza
  Bloomington, Illinois 61710
FMR Corp. (9).............................................          4,596,986               8.45%
  82 Devonshire Street
  Boston, Massachusetts 02109
Brandes Investment Partners, L.P. (10)....................          3,138,470               5.77%
  12750 High Bluff Drive
  San Diego, CA 92130
Mark P. Bulriss (11)......................................            528,310                  *
L. Donald Simpson (12)....................................             70,767                  *
Louis M. Maresca (13).....................................             20,252                  *
Marshall E. Bloom (14)....................................             50,920                  *
Larry J. Bloom (15).......................................             26,825                  *
C. Hugh Morton (16).......................................             18,852                  *
James W. Crownover (17)...................................                100                  *
Thomas M. Fulton (18).....................................              2,266                  *
Martin M. Hale (19).......................................            220,340                  *
Louis E. Lataif (20)......................................              3,266                  *
John C. Lechleiter (21)...................................              1,650                  *
Richard H. Leet (22)......................................              2,266                  *
Mack G. Nichols (23)......................................              3,266                  *
Jay D. Proops (24)........................................             43,266                  *

Directors and executive officers as a group...............          1,211,102               2.23%

* Less than 1%
--------------------------------------------------------------------------------

(1) Information concerning persons known to the Corporation to be beneficial owners of more than 5 percent of its Common Stock is based upon the most recently available reports furnished by such persons to the Corporation on Schedules 13G filed with the Securities and Exchange Commission.

(2) Information concerning ownership of Common Stock by directors of the Corporation, Named Executives and directors and executive officers as a group, is as of March 6, 2000.

(3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

(4) In addition to the shares listed in the table as beneficially owned, the following directors have phantom stock units: J. W. Crownover, 2,652; T. M. Fulton, 3,293; M. M. Hale, 2,563; L. E. Lataif, 2,747; J. C. Lechleiter, 1,947; R. H. Leet, 4,211; M. G. Nichols, 2,630; and J. D. Proops, 2,477.
    These stock units do not have any voting rights. The phantom units listed for Messrs. Fulton, Hale, Lataif, Leet, Nichols and Proops represent their original phantom unit grants, adjusted to reflect the spin-off of Octel Corp.

(5) Ownership of directors and executive officers includes stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year on page 12.

(6) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7) The power to vote, direct the vote and dispose of these shares is shared by Warren E. Buffett, Berkshire Hathaway Inc., OBH Inc., National Indemnity Company, Geico Corporation and Government Employees Insurance Company. Warren E. Buffet may be deemed to control Berkshire Hathaway, Inc.

(8) Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company reported 3,484,800 shares; State Farm Life Insurance Company has 106,000 shares; State Farm Fire and Casualty Company has 127,500 shares; State Farm Investment Management Corp. has 729,700 shares, and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has 543,500 shares. State Farm Investment Management Corp. also has 968 shares with shared voting power. State Farm Life Insurance Company and State Farm Fire and Casualty Company are wholly owned subsidiaries of State Farm Mutual Automobile Insurance Corporation. State Farm Investment Management Corp. is a wholly owned subsidiary of State Farm Fire and Casualty Company. State Farm Life and Accident Assurance Company is a wholly owned subsidiary of State Farm Fire Life Insurance Company.

(9) FMR Corp. reported sole power to dispose of or to direct the disposition of 4,596,986 shares, and sole power to vote or to direct the vote of 78,686 of such shares. Fidelity Management & Research Company reported 4,323,500 shares and Fidelity Management Trust Company reported 273,486 shares. Fidelity Management & Research Company and Fidelity Trust Company are both wholly owned subsidiaries of FMR Corp.

(10) The power to vote, direct the vote and dispose of these shares is shared by Charles H. Brandes; Brandes Investment Partners, L.P.; Brandes Investment Partners, Inc.; Brandes Holdings, L.P.; Glenn R. Carlson; and Jeffrey A. Busby. Charles H. Brandes, Glenn R. Carlson and Jeffrey R. Busby may be deemed to control Brandes Investment Partners, L.P.

(11) Includes 12,500 shares of restricted stock for which investment power has not yet vested, but for which Mr. Bulriss has sole power to direct the vote, and 1,977 shares held indirectly by Mr. Bulriss through the Corporation's 401(k) and Supplemental Savings Plans.

(12) Includes 2,633 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and Supplemental Savings Plans and 2,000 shares through spousal ownership.

(13) Includes 3,586 shares held indirectly by Mr. Maresca through the Corporation's 401(k) and Supplemental Savings Plans.

(14) Includes 716 shares held indirectly by Mr. Marshall E. Bloom through the Corporation's 401(k) and Supplemental Savings Plans.

(15) Includes 834 shares held indirectly by Mr. Larry J. Bloom through the Corporation's 401(k) and Supplemental Savings Plans.

(16) Includes 519 shares held indirectly by Mr. Morton through the Corporation's 401(k) and Supplemental Savings Plans.

(17) Ownership includes 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Crownover has sole power to direct the vote.

(18) Ownership includes 300 shares of restricted stock for which investment power has not yet vested, but for which Mr. Fulton has sole power to direct the vote.

(19) Includes 190,840 shares held by Mr. Hale as co-trustee and 2,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 192,840 shares. Ownership also includes 300 shares of restricted stock for which investment power has not yet vested, but for which Mr. Hale has sole power to direct the vote.

(20) Ownership includes 300 shares of restricted stock for which investment power has not yet vested, but for which Mr. Lataif has sole power to direct the vote.

(21) Ownership includes 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Lechleiter has sole power to direct the vote.

(22) Ownership includes 300 shares of restricted stock for which investment power has not yet vested, but for which Dr. Leet has sole power to direct the vote.

(23) Ownership includes 300 shares of restricted stock for which investment power has not yet vested, but for which Mr. Nichols has sole power to direct the vote.

(24) Includes 20,000 shares held by the Jay and Kay Proops Family Limited Partnership, and ownership of 300 shares of restricted stock for which investment power has not yet vested, but for which Mr. Proops has sole power to direct the vote.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during 1999 to Mark P. Bulriss, chairman-elect, president and chief executive officer of the Corporation, and to each of the Corporation's five other most highly compensated serving executive officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------------
                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                     ANNUAL                       ------------------------------
                                                  COMPENSATION                     RESTRICTED        SECURITIES    ALL OTHER
                                                ----------------  OTHER ANNUAL        STOCK          UNDERLYING   COMPENSATION
                                                SALARY    BONUS   COMPENSATION      AWARD(S)         OPTIONS/SARS -----------
NAME AND PRINCIPAL POSITION               YEAR    ($)      ($)       ($)             ($)(2)           (#)(3)       ($)(4)
-----------------------------------------------------------------------------------------------------------------------------
Mark P. Bulriss.........................  1999  671,923  450,000      56,421 (5)      2,028,125 (6)    100,000       44,600 (7)
Chairman-elect, President and             1998  482,500  487,500     146,714 (5)                       700,000      892,762
Chief Executive Officer

L. Donald Simpson.......................  1999  322,400  194,000                                        14,000       37,622
Executive Vice President                  1998  320,492  238,000                                        13,746       26,699
                                          1997  310,000  227,300                                        20,000       21,107

Louis M. Maresca........................  1999  289,627  218,000      82,601 (8)        745,000 (9)     20,000       20,500
Executive Vice President                  1998  115,101   89,000                        202,500 (10)    30,000       15,700

Marshall E. Bloom (1)...................  1999  263,454  202,000                                        15,000       18,800
Executive Vice President                  1998  262,904  188,000                                         8,362       17,200
                                          1997  245,000  160,200                                         9,500       15,600

Larry J. Bloom (1)......................  1999  256,923  185,000                        558,750 (11)     6,000       20,700
Executive Vice President                  1998  254,180  173,000                                         6,300        2,857
                                          1997  234,300  144,200                                         4,582        1,600

C. Hugh Morton..........................  1999  316,769  117,000      59,291 (12)       745,000 (13)    25,000       21,800
Executive Vice President                  1998  137,115   86,000                      1,365,000 (14)    30,000       17,000
-----------------------------------------------------------------------------------------------------------------------------

(1) Mr. Marshall Bloom effectively transferred policy-making responsibility for BioLab, Inc. to Mr. Larry Bloom before the end of 1999 in anticipation of Mr. Marshall Bloom's stepping down as chief executive officer of BioLab, Inc. on January 1, 2000. Mr. Larry Bloom was elected executive vice president of Great Lakes Chemical Corporation and chairman and chief executive officer of BioLab, Inc., effective January 1, 2000.

(2) Restricted stock units are subject to forfeiture on termination of employment, except by reason of death, disability or a change in control of the Corporation.

(3) Options to acquire shares of Common Stock.

(4) Includes: a) employer matching contributions under the Corporation's 401(k) and Supplemental Savings Plans and b) actuarially determined value of Corporation-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives are as follows: Mr. Bulriss, $4,800 and $39,800, respectively; Mr. Simpson $20,222 and $17,400, respectively; Mr. Maresca, $4,800 and $15,700, respectively; Mr. Marshall Bloom, $4,800 and $14,000, respectively; Mr. Larry Bloom, $4,800 and $15,900, respectively; and Mr. Morton, $4,800 and $17,000, respectively.

(5) Other Annual Compensation includes personal use of the company plane ($42,084) in 1999 and relocation expenses ($86,957) paid by the Corporation in 1998.

(6) Represents the fair market value of restricted stock at the time of the award. At December 31, 1999, the fair market value of the restricted stock, net of 7,500 shares used to satisfy tax withholdings on the vesting of 37,500 shares, was $1,622,969, based on the per share closing price of the Common Stock on the New York Stock Exchange. Mr. Bulriss was awarded 50,000 restricted shares under the terms of his employment agreement with the Corporation. The forfeiture restrictions lapsed on 25,000 shares on April 1, 1998 and on 12,500 shares on April 1, 1999. The forfeiture restrictions on the remaining 12,500 shares lapse on April 1, 2000. Restricted shares are subject to forfeiture on termination of employment, except by reason of death, disability or a change in control of the Corporation. The shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold or transferred until April 1, 2001.
    Mr. Bulriss has voting power, and receives dividends at the same rate paid to shareholders, on the restricted shares. Dividends paid on the shares are subject to the same restrictions as apply to the restricted shares. Restricted shares owned for at least six months may be transferred for the purpose of exercising all or any portion of stock option awards granted to Mr. Bulriss.

(7) All other compensation includes a signing bonus granted under the terms of his employment agreement, a description of which is provided on page 14.

(8) Includes relocation expense ($81,226) paid by the Corporation in 1998.

(9) Represents the fair market value of restricted stock units at the time of the award. At December 31, 1999, the fair market value of the restricted stock units was $763,750, based on the per share closing price of the Common Stock on the New York Stock Exchange. The Compensation and Incentive Committee awarded Mr. Maresca 20,000 restricted stock units on December 6, 1999. Subject to Mr. Maresca's continued employment with the Corporation, these units vest 4,000 units on December 6, 2002; 6,000 units on December 6, 2006; and the remaining 10,000 units vest on February 14, 2016. The units will be paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Maresca does not receive dividends and has no voting power over these restricted stock units.

(10) Represents the fair market value of 5,000 restricted stock units awarded to Mr. Maresca on joining the Corporation on August 3, 1998. At December 31, 1999, the fair market value of the restricted stock was $190,938, based on the per share closing price of the Common Stock on the New York Stock Exchange. These units vest in equal installments on August 3, 2001 and August 3, 2003 and will be paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Maresca does not receive dividends and has no voting power over these restricted stock units. Restricted stock units are subject to forfeiture on termination of employment, except by reason of death, disability or a change in control of the Corporation.

(11) Represents the fair market value of restricted stock units at the time of the award. At December 31, 1999, the fair market value of the restricted stock units was $572,813, based on the per share closing price of the Common Stock on the New York Stock Exchange. The Compensation and Incentive Committee awarded Mr. Larry Bloom 15,000 restricted stock units on December 6, 1999. Subject to Mr. Bloom's continued employment with the Corporation, the units vest 3,000 units on December 6, 2002; 4,500 units on December 6, 2006; and the remaining 7,500 units vest on March 25, 2013. The units will be paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Bloom does not receive dividends and has no voting power over these restricted stock units.

(12) Includes relocation expense ($55,764) paid by the Corporation in 1998.

(13) Represents the fair market value of restricted stock units at the time of the award. At December 31, 1999, the fair market value of the restricted stock units was $763,750, based on the per share closing price of the Common Stock on the New York Stock Exchange. The Compensation and Incentive Committee awarded Mr. Morton 20,000 restricted stock units on December 6, 1999. Subject to

    Mr. Morton's continued employment with the Corporation, the units vest 4,000 units on December 6, 2002; 6,000 units on December 6, 2006; and the remaining 10,000 units vest on April 6, 2017. The units will be paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Morton does not receive dividends and has no voting power over these restricted stock units.

(14) Represents the fair market value of 35,000 restricted stock units awarded to Mr. Morton on July 20, 1998, on joining the Corporation. At December 31, 1999, the fair market value of the restricted stock was $1,336,563, based on the per share closing price of the Common Stock on the New York Stock Exchange Subject to Mr. Morton's continued employment with the Corporation, the units 5,000 units on July 20, 2001; 5,000 units on July 20, 2002; 5,000 units on July 20, 2003; 10,000 units on July 20, 2008; and the remaining 10,000 units on the earlier of July 20, 2010 or upon Mr. Morton's retirement under the Corporation's executive retirement policy. These units will be paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Morton does not receive dividends and has no voting power over these restricted stock units.

STOCK COMPENSATION PLANS

    The Corporation has three stock compensation plans that provide for grants of stock-based awards to key employees and nonemployee directors. Plan provisions allow grants of incentive and nonqualified stock options, with terms not to exceed 10 years at an option price which is not less than the market value of the Corporation's Common Stock on the date of grant, as well as other stock-based awards.

OPTION GRANTS IN 1999

    The following table provides information related to options granted to the Named Executives during 1999:

                                                      OPTION GRANTS IN 1999
                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                   INDIVIDUAL                                 STOCK PRICE
                                                                     GRANTS                                  APPRECIATION
---------------------------------------------------------------------------------------------------     FOR OPTION TERM (3)(4)
                                              NUMBER OF                                               ---------------------------
                                              SECURITIES
                                              UNDERLYING     % OF TOTAL
                                               OPTIONS/     OPTIONS/SARS     EXERCISE
                                                 SARS        GRANTED TO         OR
                                               GRANTED      EMPLOYEES IN    BASE PRICE   EXPIRATION
NAME                                            # (1)           1999        ($/SH)(2)       DATE         5%($)          10%($)
---------------------------------------------------------------------------------------------------   ---------------------------
Mark P. Bulriss............................    100,000          14.0%        $  35.75     02/14/09    $  2,252,250   $  5,684,250
L. Donald Simpson..........................     14,000           2.0%        $  35.75     02/14/09         315,315        795,795
Louis M. Maresca...........................     20,000           2.8%        $  35.75     02/14/09         450,450      1,136,850
Marshall L. Bloom..........................     15,000           2.1%        $  35.75     02/14/09         337,838        852,638
Larry J. Bloom.............................      6,000           0.8%        $  35.75     02/14/09         135,135        341,055
C. Hugh Morton.............................     25,000           3.5%        $  35.75     02/14/09         563,063      1,421,063

Increase in Market Value to Shareholders (5)                                                          $1.2 billion   $3.1 billion
---------------------------------------------------------------------------------------------------------------------------------

(1) Each of the Named Executives received a single stock option grant in 1999 pursuant to the 1998 Stock Compensation Plan. Each option has a term of 10 years and is exercisable in cumulative 33 percent installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of an employee over 62 years of age under certain circumstances. For additional information regarding options, see "Change-in-Control and Severance Agreements."

(2) The exercise price may be paid by remitting cash or already owned shares of the Corporation's Common Stock, or by a combination thereof. The related tax withholding obligations may be paid by remitting cash, already owned shares of the Corporation's Common Stock, or by having the Corporation withhold a portion of the shares deliverable upon exercise, or by a combination thereof.

(3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's Common Stock over the terms of the options.

(4) Without an appreciation in stock price, the optionees will not realize any gain. A zero percent increase in stock price would result in a zero dollar gain for the optionee.

(5) Calculated by using a Common Stock price of $35.75 and the average number of shares outstanding for February 1999, assuming 5 and 10 percent compounded growth rates. The increase in market value to common shareholders is shown for comparative purposes only and is not a prediction of future stock performance.

OPTION EXERCISES IN 1999 AND VALUE OF OPTIONS AT DECEMBER 31, 1999

    The following table provides information related to options exercised by the Named Executives during 1999 and the number and value of options held at year-end. The Corporation does not have any stock appreciation rights outstanding.

          OPTION EXERCISES IN 1999 AND VALUE OF OPTIONS AT END OF YEAR
--------------------------------------------------------------------------------

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                                          SHARES                                1999 (#)(2)            DECEMBER 31, 1999 ($)(2)
                                       ACQUIRED ON         VALUE        ---------------------------   ---------------------------
NAME                                   EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
Mark P. Bulriss (3)..................                                     325,000        375,000                      $243,750
L. Donald Simpson....................                                      49,332         33,602        16,634         424,440
Louis M. Maresca (3).................                                      10,000         40,000                        48,750
Marshall L.Bloom.....................                                      37,991         24,201        56,887          40,511
Larry J. Bloom.......................                                      20,365         11,726         3,326          16,287
C. Hugh Morton (3)...................                                      10,000         45,000                        60,937
---------------------------------------------------------------------------------------------------------------------------------

(1) Value based on market price of the Corporation's Common Stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

(2) Value based on market price of the Corporation's Common Stock at end of fiscal year minus the exercise price multiplied by the number of shares to which the option relates.

(3) The exercisable options of Mr. Bulriss, Mr. Maresca and Mr. Morton are not in the money.

PENSION PLAN

    The Corporation has a noncontributory defined benefit pension plan ("Pension Plan") covering substantially all U.S. employees. The Corporation also has nonqualified Supplemental Retirement Plans ("SERPs"). These SERPs provide for substantially the same benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable to executives under the Pension Plan. The retirement benefits of the Named Executives, excluding Mr. Bulriss, are computed using the average of the highest compensation for three consecutive years. Payments under the SERPs will be paid by the Corporation out of its general assets.

    The table below shows the estimated annual straight life annuity benefits payable under the defined Pension Plan, as augmented by SERPs, to participants upon normal retirement at age 65. The benefits indicated in the table are not subject to deduction for Social Security or other offset payments.

--------------------------------------------------------------------------------

                                                                            ESTIMATED ANNUAL BENEFITS
                                                                            NUMBER OF YEARS OF SERVICE
                                                 --------------------------------------------------------------------------------
ANNUAL COMPENSATION                                 15         20         25         30          35           40           45
---------------------------------------------------------------------------------------------------------------------------------
$ 200,000.....................................   $ 46,078   $ 61,437   $ 76,796   $ 92,156   $  107,515   $  117,515   $  127,515
  300,000.....................................   $ 70,828   $ 94,437   $118,046   $141,656   $  165,265   $  180,265   $  195,265
  400,000.....................................   $ 95,578   $127,437   $159,296   $191,156   $  223,015   $  243,015   $  263,015
  500,000.....................................   $120,328   $160,437   $200,546   $240,656   $  280,765   $  305,765   $  330,765
  600,000.....................................   $145,078   $193,437   $241,796   $290,156   $  338,515   $  368,515   $  398,515
  700,000.....................................   $169,828   $226,437   $283,046   $339,656   $  396,265   $  431,265   $  466,265
  800,000.....................................   $194,578   $259,437   $324,296   $389,156   $  454,015   $  494,015   $  534,015
  900,000.....................................   $219,328   $292,437   $365,546   $438,656   $  511,765   $  556,765   $  601,765
 1,000,000....................................   $244,078   $325,437   $406,796   $488,156   $  569,515   $  619,515   $  669,515
 2,000,000....................................   $491,578   $655,437   $819,296   $983,156   $1,147,015   $1,247,015   $1,347,015
---------------------------------------------------------------------------------------------------------------------------------

    Annual compensation covered by the Pension Plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for Named Executives, Mr. Simpson, Mr. Maresca, Mr. M. Bloom, Mr. L. Bloom and Mr. Morton, as shown in the Summary Compensation Table. Mr. Bulriss does not participate in the Pension Plan. Through a joint survivorship annuity provided under the terms of his employment agreement, Mr. Bulriss would receive estimated annual benefits payable on normal retirement at age 65 of $728,771.

    Credited years of service under the plans as of December 31, 1999, were Mr. Simpson, 8 years; Mr. Maresca, 1 year and 4 months; Mr. M. Bloom, 44 years; Mr. L. Bloom, 31 years; Mr. Morton, 1 year and 5 months.

SAVINGS PLANS

    Substantially all U.S. employees of the Corporation are eligible to participate in the Great Lakes Savings Plan [401(k)] (the "Plan") beginning the first of the quarter following their dates of hire. Employees may elect to contribute up to 20 percent of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. The Corporation makes matching contributions, in Common Stock of the Corporation, equal to 50 percent of the first 6 percent of salary contributed by the employee. Employees determine how their salary deferrals are invested by selecting from several investment alternatives, including the Corporation's Common Stock. All deferrals and contributions are recorded in individual accounts and held in trust.

    A nonqualified Supplemental Savings Plan provides participants with benefits which, except for the limitations of the Internal Revenue Code, they would have received under the Plan. Payments under this supplemental plan are paid by the Corporation out of its general assets.

EXECUTIVE DEFERRED COMPENSATION PLAN

    The Corporation maintains the Great Lakes Chemical Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation plan under which eligible employees of the Corporation may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement or termination from the Corporation. Eligible employees must make an annual irrevocable election to defer compensation that will be paid, earned or awarded in the following year.

EMPLOYMENT AGREEMENTS

    In connection with his employment by the Corporation, Mr. Bulriss entered into an employment agreement with the Corporation in April 1998. The agreement has an initial term of five years, subject to extension if neither party terminates prior to the end of the initial term. The agreement provides that Mr. Bulriss will serve as president and chief executive officer and that the Corporation will use its best efforts to cause him to be elected as a director. Under the agreement, his base salary is to be at least $650,000 per year, and he is to receive annual incentive awards and bonuses under the Corporation's plans with a minimum bonus for 1998 of 75 percent of his base salary and a target bonus of 75 percent each year thereafter. In connection with entering into the agreement, Mr. Bulriss was paid a signing bonus of $850,000, and was granted 50,000 shares of Common Stock and a nonqualified stock option to purchase 700,000 shares of Common Stock. Both stock awards are subject to certain vesting and transfer restrictions until April 2001. Under the agreement, he will receive a 100,000 share nonqualified stock option grant in each of the years 1999 through 2001, all subject to certain vesting and transfer restrictions. The agreement also provides for, among other things, certain retirement benefits including immediate vesting and an additional six years of benefit service, salary continuation and bonus eligibility during disability, and full vesting of the options and restricted shares on death or disability. If Mr. Bulriss' employment is terminated by the Corporation without cause or by him with "good reason" as such terms are defined in the agreement, (which includes material breach by the Corporation, substantial diminution of his position, duties or authority, the Corporation giving notice that the automatic term extensions will cease and his resignation during the fourth month after a change in control of the Corporation), his options and restricted shares will vest and he will receive a prorated bonus for the year in which termination occurs based on the greater of his target bonus for that year or his average bonus for the prior three years, and a lump sum equal to three times his then base salary plus the nonprorated amount of such bonus, as well as other benefits including a gross up of any excise taxes on payments made in connection with a change in control. The agreement prohibits Mr. Bulriss from competing with the Corporation for a year after termination of his employment.

    In connection with their transitions to retirement, Messrs. Simpson and Marshall Bloom entered into employment agreements with the Corporation.
Mr. Simpson's agreement provided for his stepping down as executive vice president on January 31, 2000, at which time he assumed the position of executive director, special projects, reporting to Mr. Bulriss. Mr. Simpson will receive (i) his base salary of $322,400 per year until the earlier of December 31, 2000 or his retirement from the Corporation, and (ii) a prorated bonus under the 2000 incentive compensation plan based on total project hours completed during 2000. Effective with his retirement, the Corporation will transfer title to Mr. Simpson of his company car, as well as ownership of the Corporation's personal computer currently assigned to him. In addition, the Corporation will reimburse Mr. Simpson (to a maximum of $15,000) for expenses associated with the sale of his home and/or the storage/movement of his household goods, provided such a move occurs before December 31, 2001.
Mr. Simpson has agreed that he will not, without the consent of the president and chief executive officer of the Corporation, directly or indirectly, compete with the business of the Corporation for one year following Mr. Simpson's retirement from the Corporation.

    Mr. Marshall Bloom's agreement provided for his stepping down as executive vice president of Great Lakes Chemical Corporation and as chairman and chief executive officer of BioLab, Inc. on January 1, 2000. He assumed the title of chairman emeritus of BioLab, Inc. and will remain an employee of

BioLab, Inc. until February 26, 2003, the planned effective date of his retirement. Until December 31, 2000, Mr. Bloom will undertake special projects assigned by Mr. Bulriss and will continue to receive his base salary of $264,800. From January 1, 2001 through his planned retirement date of February 26, 2003, Mr. Bloom will receive $280,000 paid in equal monthly increments. If at any time prior to the effective date of his retirement
Mr. Bloom should become ineligible to participate in the Corporation's retirement, health and welfare plans, the Corporation will reimburse Mr. Bloom the costs incurred in replacing such coverage and will otherwise compensate him to the same extent as if he had remained eligible to fully participate in all such plans through and until the effective date of his retirement. Mr. Bloom has agreed that he will not, without the prior written consent of the Corporation and BioLab, Inc., directly or indirectly, compete with the business of the Corporation or BioLab, Inc. for three years following his retirement from the Corporation.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

    The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its shareholders. In order to ensure management stability and the continuity of key management personnel, the Corporation entered into change-in-control agreements with the current Named Executives, except
Mr. Bulriss, and with certain other executives of the Corporation. The material terms and conditions of the change-in-control agreements provide that if, following a change in control of the Corporation (as defined in the agreements), the Corporation or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Corporation for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or change in control, whichever is higher, and
(ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable and the executive can receive the cash value of any or all such options whose current value (as determined by the market price of the Corporation's Common Stock) exceeds the exercise price thereof, and all restrictions on other Awards will immediately lapse.

    An additional payment may also be made by the Corporation to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Corporation will also continue the participation of such executive in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. The Corporation may terminate these change-in-control agreements at any time prior to the commencement of a change in control of the Corporation.

    The Corporation has a Severance Plan (the "Plan") for the current Named Executives, except Mr. Bulriss, and certain other executives. In order to receive any payments or benefits under the Plan, an executive is required to sign an agreement and release form which prohibits the disclosure of confidential information and any engagement in certain competitive activities for a specified period of time after termination of employment. The Plan provides that in the event of a covered termination of employment (which includes, among other things, termination of employment other than for cause, as defined in the Plan), the executive will receive (a) payments equal to the executive's then annual salary ("Severance Payments") and (b) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 12 months. The executive will also receive one additional week of Severance Payments and Benefits for each year of service. The Plan also provides for certain outplacement services. If payment becomes due under any eligible executive's change-in-control agreement, the Severance Payments will not apply.

SPLIT-DOLLAR LIFE INSURANCE

    A split-dollar life insurance arrangement ("Arrangement") provides key executives who elected to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Corporation. This Arrangement provides pre-retirement life insurance to the designated individuals on the basis of three times salary for the chief executive officer and two times salary for the other participants. In addition, each participating executive will receive post-retirement life insurance equal to one times salary at retirement, decreasing by 10 percent per year until the end of the fifth post-retirement year. Life insurance equal to the remaining
50 percent of salary will be provided each year thereafter. The Corporation retains a collateral assignment of the cash value in each of the policies. Upon the death of an insured executive, the Corporation will receive all proceeds of the insured's policy in excess of the stated death benefit, which amount will be not less than the premiums paid for the policy, plus a return to the Corporation of four percent of the premiums paid. If a policy is surrendered, which cannot occur before the earlier of the insured's 65th birthday or termination of employment from the Corporation, the Corporation will recover either the cash surrender value or the premiums paid for that policy with interest compounded at 4 percent interest.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Incentive Committee (the "Committee") of the Board, which is comprised of four independent nonemployee directors, is responsible for establishing and maintaining an executive compensation program that is designed to attract and retain performance-oriented key executives who are committed to the long-term success of the Corporation and to the enhancement of shareholder value.

    The objectives of the Committee are to:

    - balance executive compensation with market requirements for the hiring and retention of qualified corporate executives, and

    - provide competitive incentives for the achievement of quantifiable financial and strategic corporate goals.

    The Committee approves all compensation programs, including eligible participants, performance objectives, target guidelines and award levels. It also reviews corporate and individual performance, administers and grants awards under all executive compensation plans, and ensures that compensation levels are externally competitive and internally equitable.

    As the executive compensation programs of the Corporation cannot address all possible variables, the Committee takes appropriate action with respect to compensation issues, which in its judgment is in the best long-term interest of the Corporation and its shareholders.

COMPETITIVE MARKET

    The Committee conducts a full review of the Corporation's executive compensation program each year. This includes a review of external compensation surveys of similarly sized industrial companies.

COMPENSATION COMPONENTS

    The Corporation's executive compensation program is designed to provide a strong link between executive compensation and enhancement of shareholder value. The Committee believes the interests of the shareholders will be best served if the Corporation's compensation program consists of a combination of cash-based components and equity ownership. A significant portion of executive compensation is contingent upon corporate and individual performance. Individual performance is measured by a comparison of achievement versus predetermined objectives. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; incentive compensation awards in the form of cash bonuses, which reflect corporate, business unit and individual performance; and long-term incentive compensation in the form of stock awards, which create value for the executive only if the price of the Corporation's stock appreciates over time. The latter two components provide at-risk compensation that is linked directly to financial results and enhancement of shareholder value. The Committee considers all elements of compensation when determining an individual's total compensation.

BASE SALARY

    Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, the base salaries of other corporate officers. The Committee makes all final compensation determinations concerning officers with the exception of the chief executive officer, whose compensation is recommended to the full Board for final approval. The key criteria in the base salary determination for each executive are the level and scope of responsibility, competitive market factors, and individual and business unit performance.

BONUS

    An Incentive Compensation Plan ("ICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees who have a broad impact on performance. Participants are eligible to receive annual incentive awards equivalent to approximately 7.5 percent to 75 percent of base salary based upon each executive's level of responsibility, the attainment of pre-established goals, including EVA-Registered Trademark-(1) ("Economic Value Added") goals established by the Committee for the Corporation as a whole and for each of the Corporation's major operating subsidiaries and business units, as well as for meeting individual performance objectives. Under the ICP, the majority of the participant's award is tied to the attainment of performance objectives for his/her respective business unit and/or the Corporation. A maximum of 200 percent of target may be paid upon achievement of outstanding performance. When pre-established financial objectives are not achieved annual awards may be reduced or eliminated. EVA is determined by subtracting from net operating profit a charge for the capital used to generate that profit. For 1999, individual, corporate and business unit performance objectives were achieved in part and corresponding ICP awards were made.

LONG-TERM INCENTIVE COMPENSATION

    Long-term incentive compensation is comprised of annual grants of stock options, restricted stock and restricted stock unit awards, which are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term shareholder value.

    The Corporation's stock option grant guidelines were designed, and have been revised periodically, with the assistance of external compensation consultants. Stock options are generally granted annually and cannot be exercised for at least one year from the date of grant, and vest over three years. Options expire

------------------------

(1) EVA is a registered trademark of Stern Stewart & Co.

10 years from the grant date. Stock option grant guidelines set forth the criteria for eligibility, award levels and administration of the program. Stock option awards are based on corporate and individual performance and the impact that the Committee feels a particular executive can have on future performance. Additional option grants may be made to reflect increased responsibility or to reward outstanding performance.

    Restricted stock and restricted stock unit awards may also be granted in conjunction with the hiring of new executives, executive retention or for exemplary performance. Grants of restricted stock units were made to six executives in 1999.

    The Committee believes that linking a significant portion of an executive's current and potential future compensation to the Corporation's success, as reflected in its stock price, gives the executive a stake similar to that of the Corporation's shareholders and results in better long-term management of the Corporation for the benefit of its shareholders.

CHIEF EXECUTIVE COMPENSATION

    Mr. Bulriss was appointed as the Corporation's president and chief executive officer in April 1998. In order to attract and retain Mr. Bulriss and ensure to the greatest extent possible the continued services of Mr. Bulriss over a period of time sufficient to permit him to develop and implement important strategic initiatives, the Committee authorized an employment agreement.

    In establishing the new chief executive officer's compensation as reflected in the employment agreement, the Committee considered various factors, including
(a) the compensation packages provided to other chief executive officers of entities in the Corporation's peer group; (b) Mr. Bulriss' abilities, past performance and compensation history; (c) the scope of the responsibilities
Mr. Bulriss would assume at the Corporation; (d) the Corporation's internal compensation levels; and (e) the difficulty of the objectives to be achieved by Mr. Bulriss in view of the level of change required within the Corporation's business processes, systems, organization, personnel, development and operations.

    Mr. Bulriss' annual salary and bonus awards were established based on the Committee's review of compensation of other chief executive officers and the factors cited above. Mr. Bulriss' grant of 100,000 stock options in 1999, as prescribed by his employment agreement, reflects the Committee's intent to establish a strong connection between his compensation and the success of the Corporation by placing a significant amount of Mr. Bulriss' compensation at risk. These stock awards strongly align his economic interests with those of the Corporation's shareholders. Mr. Bulriss was also granted a $450,000 bonus for 1999 in recognition of the numerous difficult and necessary initiatives, including the restructuring of the Corporation and the creation of a strong infrastructure, he implemented throughout the Corporation during the year to better focus its assets and position the Corporation for sustainable long-term financial and strategic improvement.

POSITION ON DEDUCTIBILITY OF COMPENSATION

    The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation in excess of $1 million paid to the Corporation's chief executive officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain criteria.

    The Committee seeks to qualify officer compensation for deductibility where feasible, but retains the discretion to pay non-deductible amounts. The Committee believes that flexibility is an important feature of the Corporation's compensation programs and one that best serves the interests of the Corporation and its shareholders by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

SUMMARY

    With a significant portion of the Corporation's executive compensation linked directly to individual and corporate performance and price appreciation of the Corporation's stock over the long term, the Committee believes that the overall compensation practices adopted for the Corporation will help to ensure the alignment of the interests of the Corporation's executives and shareholders and encourage executives to support the long-term success of the Corporation.

    This report is submitted by the members of the Compensation and Incentive Committee, none of whom is an employee or a former employee of the Corporation.

                                          COMPENSATION AND INCENTIVE COMMITTEE
                                          Thomas M. Fulton, Chairman
                                          Louis E. Lataif
                                          Richard H. Leet
                                          Mack G. Nichols

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the cumulative total return to shareholders on the Common Stock of the Corporation for the five year period ending December 31, 1999, to the cumulative total return during the same period on the S&P 500 Composite and S&P Specialty Chemical Indices, as well as a custom composite index comprised of seven specialty chemical companies (the "Peer Group"). The Peer Group consists of Albemarle Corp., CK Witco Corporation, Cytec
Industries, Inc., Ferro Corporation, W. R. Grace & Co., Hercules Incorporated and Sigma-Aldrich, Inc. These companies are similar in size and market capitalization to the Corporation. Additionally, each of these companies and the Corporation compete in the same markets. The graph assumes that $100 was invested on December 31, 1994, and that all dividends were reinvested in the Corporation's Common Stock.

     GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES AND PEER GROUP
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

VALUE OF $100 INVESTMENT MADE DECEMBER 31, 1994
                                                              S&P 500 Composite Index  S&P Chemicals (Specialty) Index
12/31/94                                                                         $100                             $100
12/31/95                                                                       137.58                           131.43
12/31/96                                                                       169.17                           134.81
12/31/97                                                                       225.60                           166.93
12/31/98                                                                       290.08                           142.17
12/31/99                                                                       351.12                           157.37
**Year-end Total Return to Shareholders with dividends
reinvested and no purchase commissions.

VALUE OF $100 INVESTMENT MADE DECEMBER 31, 1994
                                                              Great Lakes Chemical Corporation (GLK)  Peer Group
12/31/94                                                                                        $100        $100
12/31/95                                                                                      127.17      144.76
12/31/96                                                                                       83.40      163.34
12/31/97                                                                                       80.66      216.38
12/31/98                                                                                       84.01      158.03
12/31/99                                                                                       80.86      149.58
**Year-end Total Return to Shareholders with dividends
reinvested and no purchase commissions.

                                                    VALUE OF $100 INVESTMENT MADE DECEMBER 31, 1994**
                                             ---------------------------------------------------------------
                                             12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                             --------   --------   --------   --------   --------   --------
S&P 500 Composite Index....................    $100      137.58     169.17     225.60     290.08     351.12
S&P Chemicals (Specialty) Index............    $100      131.43     134.81     166.93     142.17     157.37
Great Lakes Chemical Corporation...........    $100      127.17      83.40      80.66      84.01      80.86
Peer Group.................................    $100      144.76     163.34     216.38     158.03     149.58

** Year-end Total Return to Shareholders with dividends reinvested and no purchase commissions.

    On May 22, 1998, the Corporation completed a spin-off if its wholly-owned subsidiary, Octel Corp. and distributed to its shareholders the common stock of Octel Corp. Accordingly, of the five years shown in the above graph, three years and five months represent the performance of Great Lakes prior to the distribution and one year and seven months represent performance post-distribution. The graph accounts for this distribution as though it were a non-taxable cash dividend reinvested in the Common Stock of the Corporation.

    Past results are not necessarily indicative of future performance, and this chart does not reflect the Corporation's forecast for future share price performance.

       PROPOSAL TWO: SHAREHOLDER PROPOSAL ON THE SHAREHOLDER RIGHTS PLAN

    One shareholder has given notice that it will introduce a proposal and supporting statement for action at the Annual Meeting. The name and address of the shareholder submitting this proposal, as well as the number of shares held by such shareholder, will be furnished by the Corporation, either orally or in writing as requested, promptly upon receipt of any oral or written request. This proposal as submitted reads as follows:

    RESOLVED: That the shareholders of Great Lakes Chemical Corp. ("Great Lakes Chemical" or the "Company") request the Board of Directors to redeem any shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

                              SUPPORTING STATEMENT

    In September 1989 the Board of Directors issued certain shareholder rights (the "rights") pursuant to a "rights agreement" of the sort commonly known as a "poison pill." Those rights were set to expire in September 1999.

    In our view, such a "poison pill" rights agreement can operate as an anti-takeover device, which can injure shareholders by reducing management accountability and adversely affecting shareholder value. Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon.

    For these reasons, we submitted this resolution for a vote by the Company's shareholders at the May 1999 annual meeting; a date that gave the Board enough time to consider the shareholder views before the rights expired in September 1999. The Board of Directors voted to include this resolution in the proxy materials for that 1999 meeting, but then voted--before shareholders could have any say on the matter--to extend the Company's rights agreement until September 2009.

    Despite the Board's decision not to wait and learn what shareholders thought of such an extension, 63% of the votes cast at the 1999 annual meeting--representing a majority of the total outstanding shares--were voted in favor of this resolution.

    We are troubled by the Board's decisions to act unilaterally before the shareholders could be heard and then to maintain this "poison pill" in effect when the shareholders have voted against such action.

    We are also troubled by this unwillingness to listen to shareholders, particularly in light of the Company's poor performance in recent years. The Council of Institutional Investors recently placed Great Lakes Chemical on its "Focus List" of companies that had underperformed both the S&P 500 index and its industry group over the one-, three- and five-year periods ending June 30, 1999.

    In recent years, various companies have been willing to redeem outstanding rights or at least allow shareholders to have a meaningful vote on whether a rights plan should remain in force. We believe that Great Lakes Chemical should do so as well.

    WE URGE YOU TO VOTE FOR THIS RESOLUTION!

    THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

    The Board of Directors believes that this shareholder proposal is not in the best interest of the Corporation and its shareholders and therefore unanimously recommends a vote "AGAINST" this proposal.

    This unanimous recommendation does not come thoughtlessly, or as the result of a knee-jerk view that the Corporation should have as many corporate anti-takeover defenses as possible, or a desire to entrench the current Board or management at the expense of the shareholders. The Board recognizes and takes seriously that a majority of the shares held have previously voted in favor of a non-binding proposal to have the Board redeem the shareholder rights and terminate the plan.

    At this time, however, the Board believes its legal obligation to manage the business and affairs of the Corporation in the interest of the shareholders requires the difficult decision to continue the shareholder rights plan, despite a majority vote of the shares to the contrary. The Board has previously cited data indicating that shareholder rights plans on the whole work to increase shareholder value in the face of an unsolicited offer to acquire a company. But the Board does not base its current position solely on that evidence, and has discussed the issue at every meeting since last year's vote.

    The Board's paramount duty is to protect the interests of all shareholders. That duty transcends the individual interests of the current management or the individual interests of the directors themselves. The Board must continue to assess the performance of the management team, and determine whether that team is best positioned to maximize value to the shareholders of the Corporation. The Board unanimously believes, based on its review of the Corporation's operations and plans (both for calendar year 2000 and for the next five years), that the management team it has assembled over the past two years will create significant value for the shareholders.

    Nevertheless, that Board strongly believes that if a would-be acquiror, solicited or unsolicited, makes an offer to buy the Corporation, it is the Board's duty to weigh (a) whether the price and terms of such offer would let the shareholders presently realize something approaching the full potential of the Corporation, against (b) other possible offers or the value the Board believes management could create through the continued operation of the Corporation as an independent entity.

    The Board believes that the efforts of the present management team have not yet been reflected in the price of the stock--i.e., that the stock is presently undervalued. (Consistent with that belief, the Board has authorized and the Corporation has undertaken the repurchase of Corporation shares.) Under the present circumstances, the Board believes it should retain the ability to weigh any offer to acquire the Corporation against the value it expects to be created by the present management team. Unsolicited offers to acquire other companies have demonstrated that operation of the securities laws and regulations may not give the Board the time necessary to make that assessment. If the offer were for cash, the Board would be required to assess the fairness of the price, terms and conditions. It would need to determine the adequacy of the financing and the likelihood of a closing. If the offer were for stock, in addition to overall fairness, the Board would need to assess the value of the stock being offered as currency. And in each case, the Board would need to assess how the offer stacked up against the present value of the Corporation as an independent entity. The shareholder rights plan enhances the Board's ability to protect the shareholders' interests while making those judgments.

    A shareholder rights plan is not a shield to protect the interests of nonperforming management at the expense of the shareholders. At every meeting at which it has discussed the matter since last year's vote, the Board (the members of which, other than the chief executive officer, are all independent) has made it clear to management that performance is paramount. The rights plan is a tool, and exists only to further the Board's exercise of its fiduciary obligations to the shareholders.

    Finally, even if the Board were to decide at some future time that circumstances warranted the redemption of the shareholder rights and the termination of the present plan, it would be a dereliction of the Board's fiduciary obligation to commit that it would not readopt a plan if faced with an unfair or coercive offer. For example, one company decided to redeem its shareholder rights plan (in response to its shareholders proxy vote on a rights plan redemption proposal), but nevertheless opposed a shareholder proposal that would have restricted its Board's future ability to adopt such a plan, if necessary to protect the interests of the shareholders.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

          PROPOSAL THREE: SHAREHOLDER PROPOSAL ON THE CLASSIFIED BOARD

    One shareholder has given notice that it will introduce a proposal and supporting statement for action at the Annual Meeting. The name and address of the shareholder submitting this proposal, as well as the number of shares held by such shareholder, will be furnished by the Corporation, either orally or in writing as requested, promptly upon receipt of any oral or written request. This proposal as submitted reads as follows:

    RESOLVED: that the shareholders of Great Lakes Chemical Corp. ("Company") hereby urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

    We believe the election of directors is the most powerful way Great Lakes shareholders influence the strategic direction of our Company. Currently the Board of Great Lakes Chemical is divided into three classes, one with three members and two with two. Each class serves staggered three-year terms. Because of this structure shareholders may only vote on roughly one third of the Directors each year. The staggered term structure of Great Lakes' Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device.

    Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep Directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all Directors give shareholders the power to either completely replace their Board, or replace a majority of Directors, if a situation arises which warrants such drastic action. We do not believe destaggering the Board of Great Lakes will be destabilizing to our Company or impact the continuity of Director service. Our Directors, as well as the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

    We are particularly concerned about the Great Lakes Board's insensitivity to shareholder opinion regarding the Company's anti-takeover defenses. In 1998 a majority shareholder vote to declassify the Board was ignored. Last year shareholders overwhelmingly supported a resolution to eliminate the Company's poison pill rights plan. Currently the poison pill remains in force. We do not believe that this Board should be allowed to ignore two majority votes by shareholders and at the same time enjoy the protection of a three-year term structure that serves both as an entrenchment device and as an additional tool to oppose takeovers without shareholder input.

    There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

    A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a total of 23 companies, including Merck, Bristol-Meyers Squibb, United HealthCare and Kimberley Clark.

    FOR A GREATER VOICE IN THE GOVERNANCE OF GREAT LAKES CHEMICAL AND ANNUAL ELECTIONS FOR ALL DIRECTORS WE URGE SHAREHOLDERS TO VOTE YES ON THIS PROPOSAL.

    THE BOARD OF DIRECTORS BELIEVES THAT THIS SHAREHOLDER PROPOSAL IS NOT IN THE BEST INTEREST OF THE CORPORATION AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    The Corporation's current system of electing directors by classes was approved by 71 percent of the shares voted in May 1988. Under this method, as provided in the Corporation's Certificate of Incorporation, approximately one-third of the directors is elected annually by the shareholders. This system is a common practice that has been approved by the shareholders of many major corporations.

    The Board is aware that a similar nonbinding shareholder proposal to eliminate the classified board was submitted in 1998. Although the proposal received 54 percent of the votes cast, it received the votes of only 49 percent of the shares present and 44.15 percent of all shares. The Board has again reviewed the issues raised in the proposal and continues to believe that the classified Board is in the best interest of the Corporation and the shareholders.

    Because two-thirds of the directors at any time have terms extending beyond the then present year, the classification enhances the Board's ability to develop and execute long-term strategies and measure long-term performance. It ensures that two-thirds of the Board will always have historical perspective. It enhances continuity and stability within the Corporation.

    The classified board also has the effect of encouraging persons who would seek to acquire control of the Corporation by proxy contest to initiate such efforts through negotiation with the Board. With the classified Board, two meetings of the shareholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of the directors provides the Board with time and opportunity to exercise its fiduciary duties in responding to any acquisition proposal. The Board's considerations in the face of such a proposal, and the alternatives, would be the same as those described in the response to the proposal on the shareholder rights plan.

    The classified board proposal suggests that the directors are somehow less accountable to the shareholders, less focused on the performance of top executives, and less likely to increase shareholder value because of the classified board. The Board vehemently disagrees. Every director takes seriously his fiduciary obligations to the shareholders. No director feels any less accountable to the shareholders as a result of the term of office. As stated in the response to the proposal on the rights plan, the Board has made it clear to management that its performance in increasing shareholder value is paramount. That message would not be any clearer if the entire Board were elected every year. Indeed, the directors in a classified board are more likely to have experience with and knowledge of the Corporation, and are more likely to be able to judge management's commitments and performance on a year over year basis.

    A classified board is not a permanent board. The shareholders vote on a third of the directors each year. If the shareholders are dissatisfied with the incumbents' discharge of their duties, they always have the right to propose other nominees. Indeed, the shareholders have renewed and revitalized the Board--with the exception of the outgoing chairman, all Board members are new since 1994.

    Finally, adoption of this proposal would not eliminate the classified Board. It is only a recommendation to the Board. Because the classified board is part of the Corporation's Certificate of Incorporation, under Delaware law, an amendment would require the approval of the Board and the affirmative vote of a majority of the outstanding shares.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and officers, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based on a review of forms filed and information provided by officers and directors, the Corporation believes that all Section 16(a) reporting requirements were fully met.

              INFORMATION RESPECTING THE CORPORATION'S INDEPENDENT
                               PUBLIC ACCOUNTANTS

    The principal independent public accountant of the Corporation, selected by the Board for 2000, is Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to questions.

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    The Corporation anticipates holding its 2001 Annual Meeting of Shareholders on Thursday, May 3, 2001.

    Notice of any matter intended to be presented by a shareholder for action at next year's Annual Meeting must be addressed to the secretary of the Corporation at its office in Indianapolis, Indiana, and must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation. Notice of such matter must be received not later than January 4, 2001, nor before December 5, 2000.

    However, in order to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 2001 Annual Meeting under the regulations of the Securities and Exchange Commission, shareholder proposals must be received no later than November 27, 2000, by the secretary of the Corporation at its office in Indianapolis, Indiana.

                                 OTHER MATTERS

    As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

    The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Corporation. Morrow & Co., Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $5,000 for its services and reimburse its out-of-pocket expenses. Solicitations may also be solicited by officers and regular employees of the Corporation, without additional compensation, by mail, telephone, facsimile or personal calls.

                                          By order of the Board of Directors,
                                          JEFFREY M. LIPSHAW
                                          Secretary

March 27, 2000

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

PROXY                      GREAT LAKES CHEMICAL CORPORATION                PROXY
2000      This Proxy is solicited on behalf of The Board of Directors       2000

The undersigned hereby appoints MARK P. BULRISS, MARK E. TOMKINS AND JEFFREY M. LIPSHAW, and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 4, 2000, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

     THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND AGAINST THE SHAREHOLDER PROPOSALS.

                          Eliminate Duplicate Mailings

SEC rules require the Corporation to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Corporation to discontinue mailings of multiple annual reports. To do so, mark the box (see over) on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.

/  / Mark here for address change


     --------------------------------
     New Address

     --------------------------------          (Please sign on the reverse side)

--------------------------------------------------------------------------------
                        GREAT LAKES CHEMICAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


---------------------------------------------------------------------
                     THE BOARD RECOMMENDS A VOTE FOR ITEM 1.             THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.
---------------------------------------------------------------------                                -------------
2000                                      FOR     Withhold   Except
P                                         All       All
R
O    1.   Election of Director Nominees:  /  /     /  /       /  /
X         Martin M. Hale and Jay D. Proops
Y


          Nominee Exception
                            --------------

---------------------------------------------------------------------
                                                                                                               For  AGAINST  Abstain
                                                                         2.   Shareholder proposal concerning  / /   / /       / /
                                                                              the Shareholder Rights Plan.

                                                                         3.   Shareholder proposal concerning  / /   / /      / /
                                                                              the classified board.

                                                                         4.   In their discretion, the Proxies are authorized to
                                                                              vote upon any other matter which may properly come
                                                                              before the meeting.



                                                                         Please check here to discontinue the annual
                                                                         report mailing for this account.                  / /

                                                                                                                              2000
                                                                              ----------------------------------------------------
                                                                              Signature                               Date


                                                                                                                              2000
                                                                              ----------------------------------------------------
                                                                              Signature                               Date

                                                                              Please sign exactly as your name appears. Joint
SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY              owners should each sign personally. Where
PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN     applicable, indicate your official position or
THE UNITED STATES.                                                            representation capacity.